EXHIBIT 9.01(a)

EAGLEPICHER KOKAM CO., LTD.

REPORT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

FOR THE YEARS ENDED DECEMBER 31, 2002 AND 2003

FINE MANAGEMENT & ACCOUNTING CORPORATION

EXHIBIT 9.01(a)

INDEX TO FINANCIAL STATEMENTS

●	REPORT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

●	BALANCE SHEETS AS OF DECEMBER 31, 2002 AND 2003

●	STATEMENTS OF INCOME FOR THE YEARS ENDED DECEMBER 31, 2001, 2002 AND 2003

●	STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY FOR THE YEARS ENDED DECEMBER 31, 2001, 2002 AND 2003

●	STATEMENTS OF CASH FLOWS FOR THE YEARS ENDED DECEMBER 31, 2001, 2002 AND 2003

●	NOTES TO FINANCIAL STATEMENTS

EXHIBIT 9.01(a)

Report of Independent Public Accounting Firm

To the Board of Directors and Stockholders of
EaglePicher Kokam Co., Ltd.

     In our opinion, the accompanying balance sheets and the related statements of income, of changes in stockholders’ equity and of cash flows present fairly, in all material respects, the financial position of EaglePicher Kokam Co., Ltd. (the “Company”) as of December 31, 2002 and 2003, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2003, in conformity with accounting principles, which as described in Note 2, are generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ FINE Management and Accounting Corporation

      FINE Management and Accounting Corporation
Seoul, Korea
February 28, 2004

EXHIBIT 9.01(a)

EaglePicher Kokam Co., Ltd.
Balance Sheets
December 31, 2002 and 2003

	Thousands of Korean Won		U.S. Dollars (Note 3)
	2002	2003	2003
ASSETS
Current assets
Cash and cash equivalents	3,899,136	2,301,722	1,930,975
Short-term financial instruments	—	500,000	419,463
Accounts receivable
Trade, net	1,778,126	1,881,492	1,578,433
Due from affiliates	4,842,692	199,888	167,691
Others, net	721,423	485,879	407,617
Inventories	5,284,581	8,758,619	7,347,835
Deferred income taxes	181,179	1,414,564	1,186,715
Advance payments	722,477	1,420,671	1,191,838
Other current assets	297,270	113,887	95,542

Total current assets	17,726,884	17,076,722	14,326,109
Long-term loans	365,000	565,000	473,993
Equity securities of affiliates	2,651,578	3,962,932	3,324,607
Property, plant and equipment, net	20,658,058	20,142,424	16,898,007
Deferred income taxes	32,670	1,736,723	1,456,983
Intangibles, net	262,456	280,258	235,116
Other assets	151,100	182,719	153,286

Total Assets	41,847,746	43,946,778	36,868,101

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Trade accounts payable	3,214,997	2,694,521	2,260,504
Accrued expenses	408,890	214,846	180,240
Short-term borrowings	10,940,865	13,764,840	11,547,685
Other current liabilities	162,739	236,341	198,274

Total current liabilities	14,727,491	16,910,548	14,186,703
Long-term accounts payable	—	751,132	630,144
Accrued severance benefits	—	144,632	121,335

Total liabilities	14,727,491	17,806,312	14,938,182

Commitments and contingencies
Shareholders’equity
Common stock: (Won)500 par value; authorized 100,000,000 shares; issued and outstanding 41,709,000 shares and 41,195,600 shares in 2002 and 2003, respectively	20,854,500	20,597,800	17,363,062
Capital surplus	—	5,246,811	4,422,837
Retained earnings	6,265,755	295,855	272,742
Capital adjustments	—	—	(128,722)

Total shareholders’ equity	27,120,255	26,140,466	21,929,919

Total liabilities and shareholders’ equity	41,847,746	43,946,778	36,868,101

The accompanying notes are an integral part of these financial statements.

EXHIBIT 9.01(a)

EaglePicher Kokam Co., Ltd.
Statements of Income
Years ended December 31, 2001, 2002 and 2003

	Thousands of Korean Won			U.S. Dollars (Note 3)
	2001	2002	2003	2003
Sales
Related parties	—	8,806,128	1,020,241	856,029
Others	18,006,066	19,263,812	12,619,850	10,588,633

	18,006,066	28,069,940	13,640,091	11,444,662

Cost of sales	12,978,415	22,356,809	18,624,618	15,626,908

Gross profit (loss)	5,027,651	5,713,131	(4,984,527)	(4,182,246)

Selling, general and administrative expenses	2,345,762	2,555,108	2,521,132	2,155,346

Operating income (loss)	2,681,889	3,158,023	(7,505,659)	(6,337,592)

Other income (expense)
Interest income	137,223	107,087	156,726	131,500
Interest expense	—	(334,918)	(594,102)	(498,479)
Foreign exchange gain (loss), net	74,340	(683,964)	(193,949)	(162,732)
Others, net	(102,664)	(12,029)	16,803	14,098

Total other income (expense)	108,899	(923,824)	(614,522)	(515,613)

Income (loss) before income tax expense and equity in loss of affiliates	2,790,788	2,234,199	(8,120,181)	(6,853,205)

Income taxes	273,272	465,403	(2,937,438)	(2,464,645)

Income (loss) before equity in loss of affiliates	2,517,516	1,768,796	(5,182,743)	(4,388,560)

Equity in loss of affiliates, net of tax	—	(67,346)	(787,157)	(660,461)

Net income (loss)	2,517,516	1,701,450	(5,969,900)	(5,049,021)

Net income (loss) per common share
Basic	66 Won	45Won	(150)Won	0.12
Diluted	66 Won	45Won	(150)Won	0.12

The accompanying notes are an integral part of these financial statements.

EXHIBIT 9.01(a)

EaglePicher Kokam Co., Ltd.
Statements of Changes in Stockholders’ Equity
Years ended December 31, 2001, 2002 and 2003

	Common Stock		Capital	Retained Earnings	Capital
(in thousands of Korean Won)	Shares	Amount	Surplus	(Deficit)	Adjustments	Total
Balance as of December 31, 2000	41,709,000	20,854,500	—	2,046,789	—	22,901,289

Net income				2,517,516		2,517,516

Balance as of December 31, 2001	41,709,000	20,854,500	—	4,564,305	—	25,418,805

Net income				1,701,450		1,701,450

Balance as of December 31, 2002	41,709,000	20,854,500	—	6,265,755	—	27,120,255

Issuance of common stock, net	3,516,174	1,758,087	3,232,024			4,990,111
Retirement of stock	(4,029,574)	(2,014,787)	2,014,787			—
Net loss				(5,969,900)		(5,969,900)

Balance as of December 31, 2003	41,195,600	20,597,800	5,246,811	295,855	—	26,140,466

(in U.S. Dollars (Note 3))

Balance as of December 31, 2002	41,709,000	17,579,449	—	5,281,763	—	22,861,212

Issuance of common stock, net	3,516,174	1,481,992	2,724,458			4,206,450
Retirement of stock	(4,029,574)	(1,698,379)	1,698,379			—
Net loss				(5,009,021)		(5,009,021)
Overseas operation translation					(128,722)	(128,722)

Balance as of December 31, 2003	41,195,600	17,363,062	4,422,837	272,742	(128,722)	21,929,919

The accompanying notes are an integral part of these financial statements.

EXHIBIT 9.01(a)

EaglePicher Kokam Co., Ltd.
Statements of Cash Flows
Years ended December 31, 2001, 2002 and 2003

	Thousands of Korean Won			U.S. Dollars (Note 3)
	2001	2002	2003	2003
Cash flows from operating activities
Net income (loss)	2,517,516	1,701,450	(5,969,900)	(5,009,021)
Adjustments to reconcile net income (loss) to net cash provided (used) by operating activities:
Loss on inventory valuation	2,130,895	2,182,274	3,723,931	3,124,549
Depreciation	2,697,438	2,623,043	3,971,708	3,332,445
Provision for severance benefits	132,392	190,262	163,217	136,947
Equity in loss of affiliates	—	67,346	787,157	660,461
Decrease (Increase) in deferred income taxes assets	(448,760)	378,668	(2,937,438)	(2,464,645)
Others, net	581,229	135,696	376,825	316,173
Change in operating assets and liabilities
Decrease (Increase) in accounts receivable	(3,180,178)	(2,446,349)	4,662,678	3,912,201
Increase in inventories	(5,202,937)	(874,120)	(7,197,969)	(6,039,426)
Increase (Decrease) in trade accounts payable	325,892	1,754,961	(193,715)	(162,536)
Increase in advance payments	(3,864)	(699,991)	(698,194)	(585,817)
Increase(Decrease) in income taxes payable	500,296	(648,380)	—	—
Increase(Decrease) in advanced receipts	(4,371,448)	55,892	34,093	28,606
Others, net	616,764	(1,230,433)	245,805	206,435

Net cash provided (used) by operating activities	(3,704,765)	3,190,319	(3,031,802)	(2,543,628)

Cash flows from investing activities
Purchase of property, plant and equipment	(7,282,784)	(4,990,250)	(3,229,425)	(2,709,636)
Decrease(Increase) in short-term financial instruments	8,821,930	—	(500,000)	(419,523)
Acquisition of equity securities of affiliates	—	(2,718,924)	(2,098,510)	(1,760,746)
Others, net	(117,816)	(254,187)	(324,263)	(275,072)

Net cash provided (used) by investing activities	1,421,330	(7,963,361)	(6,152,198)	(5,164,977)

Cash flows from financing activities
Proceeds from issuance of common stock	—	—	4,990,111	4,186,932
Proceeds from short-term borrowings	2,698,618	7,942,247	2,596,475	2,178,562

Net cash provided by financing activities	2,698,618	7,942,247	7,586,586	6,365,494

Net increase (decrease) in cash and cash equivalents	415,183	3,169,205	(1,597,414)	(1,343,111)
Cash and cash equivalents
Beginning of year	314,748	729,931	3,899,136	3,271,086

End of year	729,931	3,899,136	2,301,722	1,927,975

The accompanying notes are an integral part of these financial statements.

EXHIBIT 9.01(a)

1. Organization and Nature of Business

     EaglePicher Kokam Co., Ltd. (the “Company”) was incorporated on February 3, 1995 under the Commercial Code of the Republic of Korea. The Company is currently engaged mainly in manufacturing secondary rechargeable battery.

2. Summary of Significant Accounting Policies

     The financial statements are presented in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). Significant accounting policies followed by the Company in the preparation of the accompanying financial statements are summarized below.

     Use of Estimates

     The preparation of financial statements in accordance with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying disclosures. The most significant estimates and assumptions relate to the allowance for uncollectable accounts receivables, warranty accrual, inventory valuation and deferred tax valuation allowance. Although these estimates are based on management’s best knowledge of current events and actions that the Company may undertake in the future, actual results may be different from the estimates.

     In common with certain other Asian countries, the economic environment in the Republic of Korea continues to be volatile. In addition, the Korean government and the private sector continue to implement structural reforms to historical business practices, including corporate governance. The Company may be either directly or indirectly affected by these volatile economic conditions and the reform program described above. The accompanying financial statements reflect management’s assessment of the impact to date of the economic environment on the financial position and results of operations of the Company. Actual results may differ materially from management’s current assessment.

Continued;

EXHIBIT 9.01(a)

2. Summary of Significant Accounting Policies, continued

     Cash and Cash Equivalents

     Cash and cash equivalents include all cash balances and highly liquid investments, including time deposits and short-term bonds which are readily convertible into known amounts of cash and have an original maturity of three months or less.

     Allowance for Doubtful Accounts

     The Company provides an allowance for doubtful accounts receivable based on the aggregate estimated collectibility of its accounts receivable.

     Inventories

     Inventories are valued at the lower of cost or market, with cost being determined on the FIFO basis.

     Property, Plant and Equipment

     Property, plant and equipment are recorded at cost less accumulated depreciation. Depreciation is computed using declining-balance method except buildings using straight-line method over the following estimated useful lives.

Buildings	40 years
Machinery, equipment and vehicles	4 ~ 10 years
Tools, furniture and fixtures	4 years

     Significant renewals and additions are capitalized at cost. Maintenance and repairs are charged to expense as incurred.

Continued;

EXHIBIT 9.01(a)

2. Summary of Significant Accounting Policies, continued

     The Company capitalizes interest on borrowings during the active construction period of major capital projects. Capitalized interest is added to the cost of the underlying assets and is amortized over the useful lives of the assets. Total interest expense incurred amounting to (Won)213 million for the year ended December 31, 2001 was wholly capitalized.

     Intangible Assets

     Intangible assets, comprising intellectual property rights (including patents and technology related to the battery production process and the like), are stated at cost less accumulated amortization. Amortization is computed using the straight-line method over the following estimated useful lives.

Intellectual property rights	10 years
Others	5 years

     Accounting for the Impairment of Long-Lived Assets

     Long-lived assets and intangible assets that do not have indefinite lives are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. When the aggregate undiscounted future cash flows (undiscounted and without interest charges) is less than the carrying value of the asset, an impairment loss is recognized, based on the fair value of the asset.

Continued;

EXHIBIT 9.01(a)

2. Summary of Significant Accounting Policies, continued

     Accrued Severance Benefits

     Employees and directors with one year or more of service are entitled to receive a lump-sum payment upon termination of their employment with the Company, based on their length of service and rate of pay at the time of termination. Accrued severance benefits are estimated assuming all eligible employees were to terminate their employment at the balance sheet date. The annual severance benefits expense charged to operations is calculated based on the net change in the accrued severance benefits payable at the balance sheet date, plus the actual payments made during the year.

     Revenue Recognition

     Revenues from the sale of the Company’s products are recognized when: i) persuasive evidence of an arrangement exists, ii) delivery has occurred to the customers, iii) the sale price to the customer is fixed or determinable and iv) collectibility is reasonably assured.

     Research and Development Costs

     Certain costs incurred in connection with the purchase of equipment and facilities used in the Company’s research and development activities are capitalized into property, plant and equipment, to the extent that they have alternative future uses. All other research and development costs are expensed as incurred. The Company has expensed (Won)395 million, (Won)66 million and (Won)9 million during the years ended December 31, 2001, 2002 and 2003, respectively, for research and development costs which are included in cost of sales and selling, general and administrative expenses.

Continued;

EXHIBIT 9.01(a)

2. Summary of Significant Accounting Policies, continued

     Shipping and Handling Costs

     The Company includes shipping and handling costs in selling, general and administrative costs. Shipping and handling costs for the years ended December 31, 2001, 2002 and 2003, amounted to (Won)14 million, (Won)25 million and (Won)34 million, respectively.

     Advertising Costs

     Advertising costs are expensed as incurred. Advertising expenses for the years ended December 31, 2001, 2002 and 2003 amounted to (Won)6 million, (Won)74 million and (Won)23 million, respectively.

     Income Taxes

     The Company recognizes deferred tax assets and liabilities created by temporary differences between the financial statement and tax bases of assets and liabilities. Deferred tax assets and liabilities are computed on such temporary differences, including available net operating loss carryforwards and tax credits, by applying enacted statutory tax rates applicable to the years when such differences are expected to reverse. A valuation allowance is provided on deferred tax assets to the extent that it is more likely than not that such deferred tax assets will not be realized. The total income tax provision includes current tax expenses under applicable tax regulations and the change in the balance of deferred tax assets and liabilities.

     Investment tax credits are accounted for by the flow-through method whereby they reduce income taxes in the period the assets giving rise to such credits are placed in service. To the extent such credits are not currently utilized, deferred tax assets, subject to considerations about the need for a valuation allowance, are recognized for the amount carried forward.

Continued;

EXHIBIT 9.01(a)

2. Summary of Significant Accounting Policies, continued

     Derivative Financial Instruments

     All derivative financial instruments are recognized as either assets or liabilities in the balance sheet at their fair value. Changes in the fair value of derivative financial instruments are either recognized periodically in income or stockholders’ equity (as a component of accumulated other comprehensive income), depending on whether the derivative financial instrument qualifies as a cash flow hedge.

     At the time the company designates a hedging relationship, it defines the method it will use to assess the hedge’s effectiveness in achieving offsetting changes in fair value or offsetting cash flows attributable to the risk being hedged.

     The Company formally documents all hedging relationships between the derivatives designated as hedges and hedged items, as well as its risk management objectives and strategies for undertaking various hedging activities. The Company links all hedges that are designated as cash flow hedges to the specific forecasted transaction. The Company also assesses, both at the inception of the hedge and on an on-going basis, whether the derivatives designated as hedges are highly effective in offsetting changes in fair value or cash flows of hedged items. When it is determined that a derivative is not highly effective as a hedge, the Company discontinues hedge accounting.

     The derivatives designated as cash flow hedges include foreign exchange forward contracts, which are used for reducing the risk arising from the changes in anticipated cash flow from expected transactions in foreign currency.

     Changes in the fair value of derivatives designated and effective as cash flow hedges for forecasted transactions are initially recorded in other comprehensive income and reclassified into earnings when the hedged transaction affects earnings. Changes in the fair value of the ineffective portion are recognized in current period earnings.

Continued;

EXHIBIT 9.01(a)

2. Summary of Significant Accounting Policies, continued

     The derivatives designated for trading comprise cross-currency swap contracts and foreign exchange forward contracts. Such contracts are marked-to-market with changes in value, including premiums paid or received, recognized in other income (expense) as foreign exchange gain (loss).

     Deferred Bond Issuance Costs

     Costs that are directly related to the issuance of bonds are capitalized and amortized over the term of the debt using the effective interest rate method.

     Fair Value of Financial Instruments

     The fair value of a financial instrument is defined as the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. The carrying values of cash and cash equivalents, time deposits, trade and notes receivable, short-term borrowings, notes and accounts payable and accrued and other liabilities, approximate fair value, due to their short-term maturities. The Company estimates the fair values of its long-term debt, including the current portion, based on either the market value or the discounted amounts of future cash flows using the Company’s current incremental debt rates for similar liabilities. The fair values of derivative instruments are estimated based on market quotations.

     Recent Accounting Pronouncements

     In June 2001, the FASB issued FAS No. 143, “Accounting for Retirement Obligations". This statement addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. This statement shall be effective for fiscal years beginning after June 15, 2002. The Company adopted FAS No. 143 on January 1, 2003. The adoption of FAS No. 143 did not have a material impact on its results of operations or financial position.

Continued;

EXHIBIT 9.01(a)

2. Summary of Significant Accounting Policies, continued

     In November 2002, the FASB issued FASB Interpretation (“FIN”) No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, an interpretation of FASB Statements No. 5, 57, and 107 and rescission of FASB Interpretation No. 34”. The interpretation elaborates on the existing disclosure requirements for most guarantees. It also clarifies that at the time a company issues a guarantee, the company must recognize an initial liability for the fair value of the obligations it assumes under the guarantee. The provisions related to recognizing a liability at inception of the guarantee for the fair value of the guarantor’s obligations do not apply to product warranties or to guarantees accounted for as derivatives. The initial recognition and initial measurement provisions of FIN No. 45 are applicable on a prospective basis to guarantees issued or modified after December 31, 2002. The initial recognition and initial measurement provisions of FIN No. 45 did not have a material effect on its results of operations and financial position as at and for the year ended December 31, 2003.

     In November 2002, the FASB issued EITF Issue No. 00-21, “Accounting for Revenue Arrangements with Multiple Deliverables” EITF Issue No. 00-21 provides guidance on when and how to account for arrangements that involve the delivery or performance of multiple products, services and/or rights to use assets. The provisions of EITF Issue No. 00-21 will apply to revenue arrangements entered into in fiscal periods beginning after June 15, 2003. The Company does not expect EITF Issue No. 00-21 to have a material impact on its results of operations or financial position currently evaluating the impact of adopting this guidance.

     On May 15, 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity”. SFAS No. 150 modifies the accounting for certain financial instruments that, under previous guidance, issuers could account for as equity and is effective for all financial instruments entered into or modified after May 31, 2003. The Statement is otherwise effective at the beginning of the first interim period beginning after June 15, 2003. SFAS No. 150 requires that certain financial instruments be classified as liabilities in statements of financial position.

Continued;

EXHIBIT 9.01(a)

2. Summary of Significant Accounting Policies, continued

     The Statement affects accounting for 1) mandatorily redeemable shares of stock, which the issuing company is obligated to buy back in exchange for cash or other assets, 2) put options and forward purchase contracts involving instruments that do or may require the issuer to buy back some of its shares of stock in exchange for cash or other assets, and 3) instruments that can be settled with shares of stock. SFAS No. 150 also requires disclosures about alternative ways of settling the instruments and the capital structure of entities, all of whose shares are mandatorily redeemable. The Company does not currently have any financial instruments with characteristics of both liabilities and equity. Therefore, there is no impact of this statement on the Company’s financial statements.

3. United States Dollar Amounts

     The Company operates primarily in Korea and its financial accounting records are maintained in Korean Won. These transactions should not be construed as a representation that the Korean Won amounts shown could be converted, realized or settled in US dollars at this or any other rate. The US dollar amounts are provided herein as supplementary information solely for the convenience of the reader. Korean Won amounts of assets and liabilities are expressed in US dollars at the rate of (Won)1,192.00:US$1, the US Federal Reserve Bank of New York noon buying exchange rate in effect on December 31, 2003. And Korean Won amounts of income and expenses are expressed in US dollars at (Won)1,191.83:US$1 of the weighted average rate for the year.

EXHIBIT 9.01(a)

4. Accounts Receivable

     The following table presents accounts receivable at December 31:

	Thousands of Korean Won
	2002	2003
Trade	2,232,226	1,885,592
Due from affiliates	4,842,692	199,888
Others	721,423	485,879

	7,796,341	2,571,359
Allowance for doubtful accounts	(454,100)	(4,100)

	7,342,241	2,567,259

5. Inventories

     Inventories comprise the following at December 31:

	Thousands of Korean Won
	2002	2003
Finished products	1,881,987	3,309,335
Merchandize	937,500	366,386
Work in process	1,212,654	1,326,383
Raw materials	1,252,440	3,756,515

	5,284,581	8,758,619

EXHIBIT 9.01(a)

6. Equity Securities of Affiliates

     Investments in affiliated companies accounted for using the equity method as of December 31, 2002 and 2003 are summarized as follows:

		Thousands of Korean Won
	Percentage of	Acquisition	Book Value
	Ownership(%)	Cost	2002	2003
Achem Opto-electric Corporation	13.43	1,802,724	1,796,805	1,735,756
Shanghai Green Cell Energy S&T Co., Ltd.	25.00	2,984,710	854,773	2,227,176
Renoir Ink Co., Ltd.	30.00	30,000	—	—

		4,817,434	2,651,578	3,962,932

     The Company recorded (Won)67 million and (Won)787 million of the equity in loss of affiliates at December 31, 2002 and 2003, respectively.

7. Property, Plant and Equipment

     Property, plant and equipment comprise the following at December 31 :

	Thousands of Korean Won
	2002	2003
Land	698,775	698,775
Buildings	3,381,372	2,842,419
Machinery, equipment and vehicles	20,124,806	25,565,793
Tools, furniture and fixtures	584,926	631,833
Construction-in-progress	2,688,491	1,181,155

	27,478,370	30,919,975
Accumulated depreciation	6,820,312	10,777,551

Property, plant and equipment, net	20,658,058	20,142,424

     Continued;

7. Property, Plant and Equipment, continued

     A substantial portion of the Company’s property, plant and equipment is pledged as collateral for

EXHIBIT 9.01(a)

various bank loans, up to maximum of (Won)5,550 and (Won)7,550 million at December 31, 2002 and 2003, respectively.

     Certain inventories and property, plant and equipment are insured against fire and other casualty losses up to (Won)27,496 million and (Won)26,567 million at December 31, 2003 and 2003, respectively.

8. Intangible Assets

     Intangible assets comprised the following at December 31:

	Thousands of Korean Won
	2002	2003
Balance at beginning of year	211,388	262,456
Increase	131,542	109,196
Amortization	80,474	91,394

Balance at end of year	262,456	280,258

9. Short-Term Borrowings

     Short-term borrowings comprise the following at December 31:

	Thousands of Korean Won
	2002	2003
Loans, wholly from banks:
with weighted-average interest rate of 1.20%	—	2,239,200
with weighted-average interest rate of 4.68~6.50%	10,940,865	11,525,640

	10,940,865	13,764,840

     Continued;

9. Short-Term Borrowings, continued

     A substantial portion of the Company’s property, plant and equipment is pledged as collateral for short-term borrowings.

10. Accrued Severance Benefits

EXHIBIT 9.01(a)

     Accrued severance benefits are as follows as of December 31:

	Thousands of Korean Won
	2002	2003
Balance at beginning of year	19,910	—
Provisions for severance benefits	190,262	163,217
Actual severance payments	(210,172)	(18,585)

Balance at end of year	—	144,632

11. Income Taxes

     Income (loss) before income taxes and tax provision (benefits) comprises the following :

	Thousands of Korean Won
	2001	2002	2003
Income (loss) before income taxes	2,790,788	2,234,199	(8,120,181)

Income taxes payable	722,032	86,735	—
Increase (Decrease) in deferred income taxes	(-)448,760	(-) (378,668)	(-)2,937,438

Total income taxes	273,272	465,403	(2,937,438)

Continued;

EXHIBIT 9.01(a)

11. Income Taxes, continued

     The tax effects of temporary differences that give rise to significant portions of the deferred income tax assets and deferred income tax liabilities at December 31, 2002 and 2003 are as follows:

	Thousands of Korean Won
	2002	2003
Current:
Accounts receivable	109,453	111,895
Inventories	51,724	459,801
Equity securities of affiliates	20,002	842,868

Current deferred income tax asset	181,179	1,414,564

Non-Current:
Accrued severance benefits	—	23,735
Intangible asset	32,670	24,616
Net operating loss carryforwards	—	1,688,372

Non-Current deferred income tax asset	32,670	1,736,723

     Realization of the future tax benefits related to the deferred tax assets is dependent on many factors, including the Company’s ability to generate taxable income within the period during which the temporary differences reverse, the outlook for the Korean economic environment, and the overall future industry outlook. Management periodically considers these factors in reaching its conclusion, and has determined that no valuation allowance was required as of December 31, 2002 and 2003.

Continued;

EXHIBIT 9.01(a)

11. Income Taxes, continued

     The statutory income tax rate, including tax surcharges, applicable to the Company was approximately 30.8% in 2001. The statutory income tax rate was amended to 29.7% effective for fiscal years beginning January 1, 2002 in accordance with the Corporate Income Tax Law enacted in December 2001. Accordingly, deferred income taxes as of December 31, 2002 and 2001 were calculated based on the enacted rate of 29.7%. In December 2003 the statutory income tax rate was further amended to 27.5% effective for fiscal years beginning January 1, 2005. Therefore, deferred income taxes as of December 31, 2003 were calculated considering the change of effective tax rate beginning January 1, 2005.

12. Stockholder’s Equity

     Common Stock

     The authorized share capital of the Company is 400,000,000 shares of common stock with par value of (Won)500 as of December 31, 2002 and 2003. The issued and outstanding capital stock is 41,709000 shares and 41,195,600 shares of common stock as of December 31, 2002 and 2003, respectively.

     Retained Earnings

     Retained earnings consist of the following as of December 31:

	Thousands of Korean Won
	2002	2003
Appropriated retained earnings:
Legal reserve	2,515,000	2,515,000
Reserve for business rationalization	300,000	300,000
Voluntary reserve	1,700,000	3,100,000

Unappropriated retained earnings (deficit) :	1,750,755	(5,619,145)

	6,265,755	295,855

Continued;

EXHIBIT 9.01(a)

12. Stockholder’s Equity, continued

     The Commercial Code of the Republic of Korea requires the Company to appropriate a portion of retained earnings as a legal reserve an amount equal to a minimum of 10% of its cash dividends until such reserve equals 50% of its capital stock. The reserve is not available for dividends but may be transferred to capital stock through an appropriate resolution by the Company’s board of directors or used to reduce accumulated deficit, if any, through an appropriate resolution by the Company’s stockholders.

     Pursuant to the Special Tax Treatment Control Law, the Company was required to appropriate, as a reserve for business rationalization, amounts equal to the tax reductions arising from tax exemptions and tax credits. This reserve was not available for payment of cash dividends, but may be transferred to capital stock through an appropriate resolution by the Company’s board of directors or used to reduce accumulated deficit, if any, through an appropriate resolution by the Company’s stockholders. Effective for fiscal years beginning January 1, 2002, the Special Tax Treatment Control Law was amended and this reserve is available for payment of cash dividends

13. Earnings Per Share

     Earnings per share is computed by dividing net income by the weighted-average number of common shares outstanding during the year.

     Diluted earnings per share is computed in a manner consistent with that of basic earnings per share while giving effect to all potentially dilutive common shares that were outstanding during the period. The Company does not have any potentially dilutive common shares. Therefore, earnings per share is same as diluted earnings per share.

     Continued;

EXHIBIT 9.01(a)

13. Earnings Per Share, continued

     Earnings per share for the years ended December 31, 2001, 2002 and 2003 are calculated as follows:

	Thousands of Korean Won
	2001	2002	2003
Net income as reported on the income statements	2,517,516	1,701,450	(5,969,900)
Weighted-average number of common shares outstanding	37,992,718	37,992,718	39,853,022

Earnings per share	66Won	45Won	(150)Won

14. Commitments and Contingencies

     Keymoney deposits included in other assets are restricted as to withdrawal and are pledged as collateral for checking accounts at December 31, 2003.

     At December 31, 2003, the Company has entered into notes receivable discount agreement, loan agreement and letter of credit issuance agreement up to (Won)200 million, (Won)14,500 million and US$3,000 thousand, respectively, with several commercial banks including Shinhan Bank.

     At December 31, 2003, the Company is provided with repayment guarantees from Kookmin Bank amounting to US$1,000 thousand.

15. Stock Purchase Option Plan

     On March 30, 2000, the Company’s shareholders approved the stock purchase option plan (the “Plan”). The Plan provides for the grant of incentive stock options to employees and directors. Thereafter, the Company has granted certain employees options to purchase 1,029 thousand shares of the Company’s common stock at an exercise price of W2,100 per share. 262 thousand stock options granted to an employee were forfeited as the employee left the Company.

     Continued;

15. Stock Purchase Option Plan, continued

     The fair value of the options at the date of the grant is estimated using the Black-Scholes option pricing model. In accordance with the Plan, options are vested at the conclusion of three years of continued

EXHIBIT 9.01(a)

employment. Upon vesting, options are exercisable between three to seven years from the grant date.

     Because the fair values of the options at the dates of the grants were less than the exercise prices, no stock compensation expenses has been recognized since the options were granted.

16. Related Party Transactions

     Significant transactions made in the normal course of business during 2002 and 2003 with related parties include sales of (Won)8,806 million and (Won)1,020 million to Shanghai Green Cell Energy S&T Co., Ltd., respectively, and the related account balances of December 31, 2002 and 2003 include trade accounts receivable of (Won)4,843 million and (Won)200 million, respectively.

17. Supplemental Cash Flows Information

     Supplemental cash flows information for the years ended December 31, 2001, 2002 and 2003 is as follows:

	Thousands of Korean Won
	2001	2002	2003
Cash paid during the year for:
Interest	213,276	334,918	594,102
Income taxes	148,086	648,380	86,735